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                                                                   Exhibit 23.2



Virginia Electric and Power Company
Richmond, Virginia   23261

          Re:  Virginia Electric and Power Company
               Form 10-K

Gentlemen:

          We consent to the incorporation by reference into the registration statements of Virginia Electric and Power Company on Form S-3 (File No. 333-76155 and File No. 333-38510) of the statements, included in this Annual Report on Form 10-K, made in regard to our firm that are governed by the laws of West Virginia and that relate to franchises, title to properties, limitations upon the issuance of bonds and preferred stock, rate and other regulatory matters, and litigation.

                                    Sincerely yours,



                                    JACKSON & KELLY PLLC